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                                                             EXHIBIT 10.3

                     RESTORATION OF RETIREMENT INCOME PLAN
                   FOR CERTAIN EMPLOYEES PARTICIPATING IN THE
                   RESTATED AMERICAN GENERAL RETIREMENT PLAN


         The RESTORATION OF RETIREMENT INCOME PLAN FOR CERTAIN EMPLOYEES PARTICIPATING IN THE RESTATED AMERICAN GENERAL RETIREMENT PLAN (hereinafter referred to as the "Restoration Plan") is hereby restated effective as of August 1, 1988 by AMERICAN GENERAL CORPORATION and its subsidiaries (hereinafter referred to as the "EMPLOYER," jointly and severally). The Restoration Plan has been established to provide for the payment of certain pension and pension-related benefits to certain employees who are participants in the AMERICAN GENERAL RETIREMENT PLAN (hereinafter referred to as the "Basic Plan"). The Employer intends and desires to recognize the value to the Employer of the past and present services of employees covered by the Restoration Plan and to encourage and assure their continued service to the Employer by making more adequate provision for their future retirement security. All terms used in this Restoration Plan shall have the meanings assigned to them under the provisions of the Basic Plan unless otherwise qualified by the context.

1.       Incorporation of the Basic Plan.

         The Basic Plan, with any amendments thereto, shall be attached hereto as Exhibit I and is hereby incorporated by reference into and shall form a part of this Restoration Plan as fully as if set forth herein verbatim. Any amendment made to the Basic Plan by the Employer shall also be incorporated by reference into and form a part of this Restoration Plan, effective as of the effective date of such amendment. The Basic Plan, whenever referred to in





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this Restoration Plan, shall mean the Basic Plan, as amended, as it exists as of the date any determination is made of benefits payable under this Restoration Plan.

2.       Administration.

         This Restoration Plan shall be administered by the administrative committee (hereinafter referred to as the "Committee") under the Basic Plan which shall administer it in a manner consistent with the administration of the Basic Plan, as from time to time amended and in effect, except that this Restoration Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have full power and authority to interpret, construe and administer this Restoration Plan. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Restoration Plan unless attributable to his own willful misconduct or lack of good faith. Members of the Committee shall not participate in any action or determination regarding their own benefits hereunder.

3.       Eligibility.

         Employees who are participating in the Basic Plan and whose pension or pension-related benefits under the Basic Plan are limited pursuant to (i)
section 415 of the Code, and/or (ii) section 401(a)(17) of the Code shall be eligible for benefits under this Restoration Plan.





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4.       Amount of Benefit.

         The benefit payable to an eligible employee or his beneficiary under this Restoration Plan shall be the Actuarial Equivalent of the excess, if any, of (a) over (b):

                 (a) the benefit that would have been payable to such employee or on his behalf under the Basic Plan if such benefit were determined without regard to the maximum amount of benefit limitations of section 415 of the Code, without regard to the considered compensation limitation of section 401(a)(17) of the Code and as if the definition of Compensation under the Basic Plan as in effect on March 21, 1985 were applicable for the period January 1, 1985 through March 20, 1985;

                 (b) the benefit which is in fact payable to such employee or on his behalf under the Basic Plan, as in effect from time to time.

5.       Payment of Benefits.

         The benefit payable under this Restoration Plan on account of an eligible employee's death shall be paid to the same beneficiary or beneficiaries and in the same form and at the same time or times as the limited benefits are payable to the employee's beneficiary under the Basic Plan. The benefit payable under this Restoration Plan for any reason other than on account of an eligible employee's death shall be payable in the form of a benefit for the life of the employee, beginning at his age sixty-five or,





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if later, his termination of employment with the Employer.  Notwithstanding the foregoing, however, the Committee may, in its sole discretion, direct that the benefit payable under this Restoration Plan shall be paid in the same form as, and coincident with, the payment of the limited benefit payments made to the eligible employee or on his behalf to his beneficiary or beneficiaries under the Basic Plan.

         Notwithstanding the preceding paragraph, during the period May 22, 1990 through November 21, 1991 the benefit payable under this Restoration Plan for any reason shall be payable to the eligible employee (or in the event of the employee's death, to the employee's Eligible Surviving Spouse) in one lump sum payment within sixty days following termination of employment, with the actuarially-equivalent value thereof determined based upon the actuarial factors then used under the Basic Plan for determining lump sum payments. Notwithstanding the foregoing sentence, in the event of termination of the Basic Plan on or after May 22, 1990 and before November 22, 1991 and within twenty-four months following a Change of Control Date, each eligible employee employed by the Employer on such Change of Control Date shall have his benefit under this Restoration Plan paid as provided above as if he terminated employment for a reason other than death on the date of termination of the Basic Plan. Notwithstanding Section 7 and any other provisions of the Restoration Plan to the contrary, the provisions of the preceding sentence may not be amended or changed to reduce or eliminate any benefit right within eighteen months from May 22, 1990; provided, however, that if one or more Changes of Control occur with respect to an Employer or Employers within such





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eighteen-month period, the period shall be extended to the end of twenty-four months following the respective Change of Control Dates of such Employers.

6.       Employee's Rights.

         Except as otherwise specifically provided, an employee's rights under this Restoration Plan, including his rights to vested benefits, shall be the same as his rights under the Basic Plan. Benefits payable under this Restoration Plan shall be a general, unsecured obligation of the Employer to be paid by the Employer from its own funds, and such payments shall not (i) impose any obligation upon the Trust Fund under said Basic Plan; (ii) be paid from the Trust Fund under said Basic Plan; or (iii) have any effect whatsoever upon the Basic Plan or the payment of benefits from the Trust Fund under said Basic Plan. No employee or his beneficiary or beneficiaries shall have any title to or beneficial ownership in any assets which the Employer may earmark to pay benefits hereunder.

7.       Amendment and Discontinuance.

         This Restoration Plan may be amended from time to time, or terminated and discontinued at any time, in each case at the discretion of the Board of Directors of American General Corporation. Notwithstanding the foregoing, no amendment shall be made, nor shall this Restoration Plan be terminated in a manner which would reduce the benefits or rights to benefits of any employee accrued under the Restoration Plan (determined on the basis of each employee's presumed termination of employment as of the date of such amendment or





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termination) prior to the later of the adoption or the effective date of such amendment or termination.

8.       Restrictions on Assignment.

         The interest of an employee or his beneficiary or beneficiaries may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishments, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy.

9.       Nature of Agreement.

         This Restoration Plan is intended to constitute an unfunded "excess benefit plan" within the meaning of sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974, as amended, with respect to a part of the Restoration Plan and an unfunded "deferred compensation plan" for a select group of management or highly-compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, with respect to the remainder of the Restoration Plan. The adoption of this Restoration Plan and any setting aside of amounts by the Employer with which to discharge its obligations hereunder





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shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Employer, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future. This provision shall not require the Employer to set aside any funds, but the Employer may set aside such funds if it chooses to do so.

10.      Continued Employment.

         Nothing contained herein shall be construed as conferring upon any employee the right to continue in the employ of the Employer in any capacity.

11.      Binding on Employer, Employees and Their Successors.

         This Restoration Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the employee and his heirs, executors, administrators and legal representatives. The provisions of this Restoration Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer of the particular employee.

12.      Employment with More Than One Employer.

         If any employee shall be entitled to benefits under the Basic Plan on account of service with more than one Employer, the obligations under this





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Restoration Plan shall be apportioned among such Employers on the basis of time of service with each, except that an Employer from whose employ such employee was transferred prior to his retirement, death or disability shall be obligated with respect to employment prior to such transfer only to the extent of an amount based on assumed pay increases in accordance with the scale used for computing the actuarial cost under the Basic Plan for the year of the transfer. If obligations are so limited, the remaining obligations shall be borne by the last Employer.

13.      Laws Governing.

         This Restoration Plan shall be construed in accordance with and governed by the laws of the State of Texas.



                                                AMERICAN GENERAL CORPORATION
ATTEST:


/s/ PATRICIA W. NEIGHBORS                       By:  /s/ ROBERT D. WOMACK
____________________________                       ___________________________
    Patricia W. Neighbors                                Robert D. Womack



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